                                                                     EXHIBIT 4.2
                                                                     -----------

                                   EXHIBIT A
                                   ---------

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              ARISTOTLE SUB, INC.

                       under Sections 242 and 245 of the

                       Delaware General Corporation Law


     Aristotle Sub, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:    The name of the Corporation is Aristotle Sub, Inc.

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on the 12th day of November, 1993.

THIRD: This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation by amending (i) Section 1 of Article 4 to delete the clause "other than as set forth in Section 3," and (ii) Section 3 of
          Article 4 to provide that the liquidation and dividend rights of the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be pari passu with the liquidation and dividend rights of the holders of the Geneve Preferred Stock.

FOURTH: The text of the Amended and Restated Certificate of Incorporation, as amended or supplemented heretofore, is further amended hereby to read as herein set forth in full.

FIFTH: This Amended and Restated Certificate of Incorporation was duly adopted pursuant to resolutions adopted by the Board of Directors and the Stockholders of the Corporation in accordance with Sections 242 and 245 of the Delaware General Corporation Law, notice of such adoption by the required percentages of each class of capital stock having been given in accordance with Section 228(d) to each Stockholder who did not execute a written consent to such adoption.

     IN WITNESS WHEREOF, Aristotle Sub, Inc. has caused this Certificate to be signed by John Crawford, its President, this 22nd day of October, 1997.

                                        ARISTOTLE SUB, INC.

                                        By:     /s/ John Crawford
                                             --------------------------
                                             John Crawford
                                             Its President

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                              ARISTOTLE SUB, INC.

     Article 1.  Corporate Title. The name of the corporation is Aristotle Sub,
                 ---------------
Inc. (the "Corporation").

     Article 2.  Duration. The duration of the Corporation is perpetual.
                 --------

     Article 3.  Purpose. The purpose or purposes for which the Corporation is
                 -------
organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "DGCL").

     Article 4.  Capital Stock. The total number of shares of all classes of
                 -------------
capital stock which the Corporation has authority to issue is six million (6,000,000) shares, of which three million (3,000,000) shares shall be common stock, par value $.01 per share (the "Common Stock"), amounting in the aggregate to thirty thousand dollars ($30,000), and three million (3,000,000) shares shall be serial preferred stock, par value $.01 per share (the "Preferred Stock"), amounting in the aggregate to thirty thousand dollars ($30,000). The shares of Common Stock and Preferred Stock may be issued by the Corporation from time to time as approved by its board of directors (the "Board of Directors") without the approval of its stockholders. The consideration for the issuance of the shares of Common Stock or Preferred Stock shall be paid in full before their issuance and shall not be less than the par value per share thereof. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of Common Stock or Preferred Stock. The consideration for the shares of Common Stock or Preferred Stock shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the Board of Directors, shall be conclusive. Upon payment of such consideration, such shares of Common Stock or Preferred Stock shall be deemed to be fully paid and nonassessable.

     The Preferred Stock authorized by this Certificate of Incorporation (the "Certificate of Incorporation") shall be issued in series. The first, second and third such series shall be designated Series A Preferred Stock ("Series A Preferred Stock"), which shall consist of one hundred twenty-two thousand six hundred ninety one (122,691) shares, Series B Preferred Stock ("Series B Preferred Stock") and Series C Preferred Stock ("Series C Preferred Stock"), which shall each consist of sixty-one thousand three hundred forty-five (61,345) shares.

     Except for the 245,380 shares of Series A, B and C Preferred Stock, the Preferred Stock may be issued in one or more series by the Corporation from time to time as approved by its Board of Directors. The Board of Directors is authorized by resolution or resolutions from time to time adopted and by filing a certificate pursuant to Section 151(g) of the DGCL to provide for the issuance of one or more series of Preferred Stock and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series of Preferred Stock and the qualifications, limitations and restrictions thereof other than the Series A, B and C Preferred Stock. Each share of each series of Preferred Stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series of Preferred Stock.

     The relative rights, preferences, privileges, restrictions and other matters relating to the respective classes of the shares of capital stock of the Corporation are as follows:

     Section 1.  Junior Stock.  For purposes of this Article, "Junior Shares"
                 ------------
shall mean all Common Stock and any other shares of capital stock of the Corporation other than the Series A, B and C Preferred Stock and the Geneve Preferred Stock, as defined in Section 3.A. below..

     Section 2.  Dividends Rights of Series A, B and C Preferred Stock.
                 -----------------------------------------------------

     The holders of the Series A, B and C Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate per annum, prior to their respective Dividend Termination Dates (as defined herein), of $.89 per share, payable in preference and priority to any payment of any dividend on Junior Shares. The right to such dividends on the Series A, B and C Preferred Stock shall be cumulative and shall accrue at the rate of $.2225 per share on the first day of each January, April, July and October until the applicable Dividend Termination Date. On and after the applicable Dividend Termination Date, no dividends shall accrue upon the Series A, B or C Preferred Stock. As used in this Amended and Restated Certificate of Incorporation, the "Dividend Termination Date" for any share of Preferred Stock means the later of
(a) the Put Right Commencement Date (as hereinafter defined) or Mandatory Redemption Date (as hereinafter defined), as applicable, with respect to such share or (b) the first date upon which The Aristotle Corporation ("Aristotle") has sufficient audited financial statements in order to satisfy the requirements for filing a registration statement under the federal securities laws pursuant to which shares of Common Stock of Aristotle can be registered for sale. Each share of Series A, B and C Preferred Stock as to which the Dividend Termination Date has not occurred shall rank on a parity with each other share of Series A, B and C Preferred Stock as to which the Dividend Termination Date has not occurred, irrespective of series, with respect to dividends, and no dividends shall be declared or paid or set apart for payment on any of the Series A, B or C Preferred Stock as to which the Dividend Termination Date has not occurred unless at the same time a dividend, bearing the same proportion to the dividend rate shall also be declared or paid or set apart for payment, as the case may be, on any of the Series A, B and C Preferred Stock as to which the Dividend Termination Date has not occurred. No dividends shall be paid on any Junior Shares unless all accrued dividends have been paid with respect to all outstanding shares of Series A, B and C Preferred Stock as to which the Dividend Termination Date has not occurred.

     Section 3.  Liquidation Preference.
                 ----------------------

          A. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A, B and C Preferred Stock, along with the holders of any Preferred Stock issued by the Corporation, its successors and assigns to Geneve Corporation (the "Geneve Preferred Stock"), shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Shares by reason of their ownership thereof, the sum of
(i) $10 for each share of Series A, B or C Preferred Stock then held by them, plus an amount equal to all accrued but unpaid dividends on such Series A, B and C Preferred Stock, and (ii) $4.60 for each share of Geneve Preferred Stock then held by them, plus an amount equal to all accrued but unpaid dividends on such Geneve Preferred Stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, B and C Preferred Stock and the Geneve Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount aforesaid, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, B and C Preferred Stock and the Geneve Preferred Stock in proportion to their preferential liquidation amounts as specified above. After payment has been made to the holders of the Series A, B and C Preferred Stock and the Geneve Preferred Stock, of the full amounts to which they shall be entitled as aforesaid, all remaining assets and funds of the Corporation shall be distributed among the holders of the Junior Shares (other than the Geneve Preferred Stock).

          B. For purposes of this Article 4, Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, a sale by any of the Corporation, Aristotle or The Strouse, Adler Company ("Strouse") of all or substantially all of its assets or the acquisition of this Corporation, Aristotle or Strouse by a Nonpermitted Party (as hereinafter defined) by means of merger or consolidation resulting in the exchange of the outstanding shares of capital stock of this Corporation, Aristotle or Strouse for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary or its parent.

          C. In the event the Corporation shall propose to take any action of the types described in Paragraphs (A) and (B) of this Article 4, Section 3, then the Corporation shall, within ten (10) days after the date that the Board of Directors approves such action, or twenty (20) days prior to any stockholders' meeting called to approve such action, whichever is earlier, give each holder of shares of Series A, B and C Preferred Stock and Geneve Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A, B and C Preferred Stock and Geneve Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A, B and C Preferred Stock and Geneve Preferred Stock of such material change.

          D. The Corporation shall not consummate any proposed action of the types described in Paragraphs (A) and (B) of this Article 4, Section 3 before the expiration of thirty (30) days after the mailing of the initial notice or twenty (20) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 20-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A, B and C Preferred Stock and Geneve Preferred Stock.

          E. In the event the Corporation shall propose to take any action of the types described in Paragraphs (A) and (B) of this Article 4, Section 3 which will involve the distribution of assets other than cash, the Board of Directors shall make a good faith appraisal of the value of the assets to be distributed to the holders of shares of Series A, B and C Preferred Stock and Geneve Preferred Stock. The Corporation shall give prompt written notice to each holder of shares of Series A, B and C Preferred Stock and Geneve Preferred Stock of such valuation. All notices pursuant to this Article 4, Section 3 hereof shall be deemed given upon personal delivery, or upon delivery to a recognized overnight delivery service, or upon deposit in a United States Post Office by registered or certified mail.

     Section 4.  Right of Holders of Series A, B and C Preferred Stock to Sell
                 -------------------------------------------------------------
their Shares and Right of Corporation to Redeem Series A, B and C Preferred
---------------------------------------------------------------------------
Stock.  On the earlier of an "Acceleration Event" (as hereinafter defined) or at
-----
any time after each date identified below as a "Put Right Commencement Date" with respect to the holders of the following amounts Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (each such date being a "Put Right Commencement Date"):

                               SERIES OF                       PUT RIGHT
                              PREFERRED      NUMBER OF       COMMENCEMENT
          HOLDER                STOCK         SHARES             DATE
          ------                -----         ------             ----
Howell Resource Partners        Series A      23,608        January 1, 1999
                                Series B       1,392        January 1, 1999
                                Series B       1,804        January 1, 2000
                                Series C      23,196        January 1, 2000

Albert Kniberg                  Series C       6,809        January 1, 1999
                                Series C       6,808        January 1, 2000

Paul McDonald                   Series B         602        January 1, 1999
                                Series C       2,249        January 1, 1999
                                Series C       2,851        January 1, 2000

Graeme Caulfield                Series C       2,308        January 1, 1999
                                Series C       2,308        January 1, 2000

C. David Goldman                Series A          10        January 1, 1999
                                Series B       1,200        January 1, 1999
                                Series B           5        January 1, 2000
                                Series C       1,205        January 1, 2000

Louis Musante                   Series A          10        January 1, 1999
                                Series B       1,200        January 1, 1999
                                Series B           5        January 1, 2000
                                Series C       1,205        January 1, 2000

Joyce Baran                     Series B         255        January 1, 1999
                                Series C         607        January 1, 1999
                                Series C         862        January 1, 2000

each holder of Series A, B or C Preferred Stock shall have the right to sell, and the Corporation shall have the obligation to purchase, any or all of such Series A, B or C Preferred Stock for a purchase price equal to $10 per share plus any accrued and unpaid dividends thereon (each such right being a "Put Right"); provided, however, that in order for the holder to exercise such Put Right, the holder shall sell a number of each of the Series A, B and C Preferred Stock of Aristotle issued to the holder on April 11, 1994, which is equal to the number of Series A, B and C Preferred Stock with respect to which the holder is exercising the Put Right, to Aristotle for a purchase price of $.001 per share. The Put Right may be exercised at any time after the Put Right Commencement Date until (a) with respect to the Series A and B Preferred Stock, April 12, 2000 and
(b) with respect to the Series C Preferred Stock, April 12, 2001 (each such date being a "Put Right Termination Date").

     As used herein an Acceleration Event shall mean any one or more of the following (it being understood that the Corporation shall use reasonable efforts to provide the holders of the Series A, Series B and Series C Preferred Stock with at least twenty (20) days prior written notice of the occurrence of the Acceleration Events set forth in (a), (b) and (d)):

          (a) In the event that all or substantially all of the capital stock or assets of Strouse, the Corporation or Aristotle shall have been transferred to a party not controlling, controlled by or in the same control group as Aristotle (a "Nonpermitted Party");

          (b) In the event of merger, consolidation, business combination or the reorganization involving Strouse, the Corporation or Aristotle in which Strouse, the Corporation, Aristotle or a corporation other than a Nonpermitted Party is not the surviving corporation;

          (c) In the event that Aristotle, the Corporation or Strouse makes an assignment for the benefit of creditors, or shall apply for or consent to the appointment of or taking possession by a committee of creditors, a trustee, receiver or liquidator or if Aristotle, the Strouse or the Corporation shall commence a case or have an order for relief entered against it under federal bankruptcy laws or applicable state insolvency or other similar laws; or

          (d) In the event of the dissolution or liquidation of Strouse, the Corporation or Aristotle other than in connection with a transaction that would be an Acceleration Event described in clause (a) or (b) but for the fact that the transferee or surviving corporation is Strouse, the Corporation, Aristotle or a corporation other than a Nonpermitted Party.

     The Corporation shall redeem, out of funds legally available therefor, the shares of Series A, B and C Preferred Stock listed below (each such share being a "Redemption Share"), for $10 per share, plus any accrued and unpaid dividends thereon, on January 1, 1998 (the "Mandatory Redemption Date"); provided, however, that in order for the holder to participate in the foregoing mandatory redemption, the holder shall sell a number of the Series A Preferred Stock of Aristotle issued to the holder on April 11, 1994, which is equal to the number of Redemption Shares that are being redeemed, to Aristotle for a purchase price of $.001 per share.:


                                          NUMBER OF SHARES OF             NUMBER OF SHARES OF          NUMBER OF SHARES OF
                                          SERIES A PREFERRED              SERIES B PREFERRED            SERIES C PREFERRED
                                                   ---------                       ---------                     ---------
                                               STOCK                            STOCK                        STOCK
                                               -----                            -----                        -----
          HOLDER
          -------
     Howell Resource Partners                       22,784                               0                       0
     Albert Kniberg                                 17,103                          11,394                   3,484
     Richard Sheldon                                     0                           2,410                   4,820
     Paul McDonald                                   2,424                           2,924                       0
     Janney Montgomery                                 757                             879                     879
     Scott, Inc. Custodian
     f/b/o Paul H. McDonald
     Graeme Caulfield                                    0                           1,018                     684
     C. David Goldman                                2,400                               0                       0
     Louis Musante                                   2,400                               0                       0
     Joyce Baran                                     1,261                             451                       0
     John Peterson                                     964                             482                     482


If the funds of the Corporation legally available for redemption of the Redemption Shares are insufficient to redeem all of the Redemption Shares on the Mandatory Redemption Date, the holders of Redemption Shares shall share ratably in any funds legally available for redemption of such shares pro rata based on the number of Redemption Shares held by each such holder. If the Corporation fails to redeem all or a portion of the Redemption Shares within five (5) calendar days after the Mandatory Redemption Date either because the funds of the Corporation legally available for redemption of the Redemption Shares are insufficient to redeem all of the Redemption Shares on the Mandatory Redemption Date or for any other reason (other than the failure of the holder to surrender certificates evidencing ownership of the Redemption Shares to the Corporation, in which case Section 4(c) of this Article 4 shall apply), each holder of Redemption Shares not redeemed thereafter shall have a Put Right with respect to such Redemption Shares; provided, however, that in order for the holder to exercise such Put Right, the holder shall sell a number of each of the Series A, B and C Preferred Stock of Aristotle issued to the holder on April 11, 1994, which is equal to the number of Series A, B and C Preferred Stock with respect to which the holder is exercising the Put Right, to Aristotle for a purchase price of $.001 per share. The Put Right with respect to such Redemption Shares may be exercised at any time following the fifth calendar day after the Mandatory Redemption Date (the "Put Right Commencement Date") until (a) with respect to the Series A and B Preferred Stock, April 12, 2000 and (b) with respect to the Series C Preferred Stock, April 12, 2001 (each such date being a "Put Right Termination Date").

     The Corporation shall have the right, as and when determined by the Board of Directors out of funds legally available therefor, to redeem the Series A, B and C Preferred Stock in whole or in part, for $10 per share, plus any accrued and unpaid dividends thereon, at any time after the applicable Put Right Termination Date for any such series.

     The shares to be included in any partial redemption shall be chosen by lot, to be conducted in such manner as the Board of Directors shall deem to be appropriate.

     Any redemption or purchase of Series A, B and C Preferred Stock by the Corporation shall be carried out in accordance with the following provisions:

          (A) In the event the Corporation shall redeem shares of Series A, B and C Preferred Stock, notice of such redemption and a statement from the Chief Financial Officer of the Corporation setting forth the amount of surplus of the Corporation as of the end of the month immediately preceding the date of such notice (which amount shall be not less than the amount of the redemption price) shall be given by certified mail, return receipt requested, or by recognized overnight delivery service, sent not less than thirty (30) nor more than sixty
(60) days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock record books of the Corporation. Each such notice shall state: (i) the redemption date;
(ii) the number of shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; and (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

          (B) In the event that a holder of Series A, B or C Preferred Stock shall be entitled to and shall exercise his Put Right, notice of such holder's exercise of such Put Right shall be given by certified mail, return receipt requested, or by recognized overnight delivery service, sent not less than thirty (30) nor more than sixty (60) days prior to the purchase date designated by such holder. Each such notice shall state: (i) the purchase date designated by such holder (which shall be after the Put Right Commencement Date and before the Put Right Termination Date with respect to the series to be purchased); and
(ii) the number of shares of such series to be purchased.

          (C) Notice having been mailed as aforesaid, then from and after the redemption or purchase date (unless default shall be made by the Corporation in providing money for the payment of the redemption or purchase price of the shares called for redemption or purchase or, in the case of the exercise of a Put Right, the Corporation has surplus in an amount less than the purchase price), said shares shall: (i) be transferred or deemed transferred to the Corporation free and clear of all liens and encumbrances; (ii) no longer be deemed to be outstanding; and (iii) all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the redemption or purchase price) shall cease and terminate. Upon surrender in accordance with said notice of the certificates for any shares so redeemed or purchased (properly endorsed or assigned for transfer, if the Board of Directors shall so require), such shares shall be redeemed or purchased by the Corporation at the price aforesaid, without interest. In case fewer than all the shares represented by any such certificate are redeemed or purchased, a new certificate shall be issued representing the unredeemed or unpurchased shares without cost to the holder thereof. If the certificates evidencing ownership of redeemed shares are not surrendered to the Corporation (or affidavits of lost certificates accompanied by indemnities reasonable satisfactory to the Company are not provided to the Company in place of such certificates) within six (6) years after the giving of such notice of redemption, then the Corporation shall have the right to retain the redemption price and to deem the shareholder to have waived his right to receive the redemption price or any further right or benefit from such certificate or shares. If the Corporation does not have sufficient surplus to purchase the shares as to which the Put Right was being exercised, the Corporation shall notify the holders of such shares as to the amount of surplus that the Corporation does have.

          (D) Any shares of Series A, B and C Preferred Stock which shall at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, be canceled, retired and eliminated from being authorized to be issued in the manner provided by applicable law.

     Section 5.  Covenants.  In addition to any other rights provided by law, so
                 ---------
long as shares of a Series A, B and C Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of such outstanding shares of such Series A, B and C Preferred Stock:

          (A) Increase or decrease the number of shares of Series A, B and C Preferred Stock authorized hereby;

          (B) Authorize or issue shares of any class or series of stock having a liquidation preference superior to or equal to the Series A, B and C Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having a liquidation preference superior to the Series A, B and C Preferred Stock;

          (C) Reclassify any outstanding shares into shares having a liquidation preference superior to the Series A, B and C Preferred Stock; or

          (D) Amend this Article 4  and Article 11 hereof.

          The covenants set forth in Sections 5(B) and (C) shall terminate on the Put Right Termination Date.

     Section 6.  Voting Rights.  The Common Stock will have the right to one
                 -------------
vote per share with respect to any matter as to which a vote or consent of the stockholders of the Corporation is sought.

     Article 5.  Preemptive Rights. Holders of the capital stock of the
                 -----------------
Corporation shall not be entitled to preemptive rights with respect to any shares or other securities of the Corporation which may be issued.

     Article 6.  Directors. The Corporation shall be under the direction of the
                 ---------
Board of Directors. The Board of Directors shall consist of not less than seven directors nor more than fifteen (15) directors. The number of directors within this range shall be as stated in the Bylaws, as may be amended from time to time, and shall initially consist of thirteen (13) directors. The Board of Directors shall divide the directors into three (3) classes and, when the number of directors is changed, shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that the directors in each class shall be as nearly equal in number as possible; provided, further, that no decrease in the number of directors shall affect the term of any director then in office.

     The classification shall be such that the term of one class shall expire each succeeding year. The Board of Directors shall initially be divided into three classes named Class I, Class II and Class III, with Class I initially consisting of five directors and Class II and III each initially consisting of four directors. The terms, classifications, qualifications and election of the Board of Directors and the filling of vacancies thereon shall be as provided herein and in the Bylaws.

     Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

     Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

     No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted by stockholders at a duly constituted meeting of stockholders called for such purpose. At least thirty (30) days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

     Article 7.  Bylaws. The Board of Directors or the stockholders may from
                 ------
time to time amend the Bylaws.

     Article 8.  Special Meetings. Special meetings of stock-holders may be
                 ----------------
called at any time but only by the chairman of the Board of Directors or the president of the Corporation or by the Board of Directors.

     Article 9.  Registered Office. The street address of the Corporation's
                 -----------------
initial registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its initial registered agent at such address is The Corporation Trust Company.

     Article 10. Stockholder Meetings. Meetings of stockholders may be held
                 --------------------
within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     Article 11. Amendment of Certificate of Incorporation. The Corporation
                 -----------------------------------------
reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders and directors are subject to this reserved power.

     Article 12. Limitation on Director Liability. No director of the
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Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL for approval of an unlawful dividend or an unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 13 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

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